Exhibit 2

Schedule of Purchasers

Name and Address	Number of Shares of Common Stock	Number of Warrants	Aggregate Purchase Price

MDS Life Sciences Technology Fund II NC Limited Partnership c/o MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Attention: Christine Veira, Legal Dept.	1,041,666	364,584	$ 2,250,000.72

MDS Life Sciences Technology Fund II Quebec Limited Partnership 1550 Metcalfe Street Suite 602 Montreal, Quebec H3A 1X6 with a copy to: Legal Department MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Attention: Christine Veira, Legal Dept.	347,222	121,528	$ 749,999.52

MLII Co-Investment Fund NC Limited Partnership c/o MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Attention: Christine Veira, Legal Dept.	462,962	162,037	$ 1,000,000.08

Name and Address	Number of Shares of Common Stock	Number of Warrants	Aggregate Purchase Price

SC Biotechnology Development Fund LP One Capital Place P.O. Box 1787 GT Grand Cayman Cayman Islands Attention: Eve Wilson with a copy to: Legal Department MDS Capital Corp. 100 International Blvd. Toronto, Ontario M9W 6J6 Attention: Christine Veira, Legal Dept.	462,962	162,037	$ 1,000,000.00

HBM BioVentures (Cayman) Ltd. Unit 10 Eucalyptus Bldg. Crewe Road P.O. Box 30852 SMB Grand Cayman, Cayman Islands Attention: John Arnold	1,852,000	648,200	$ 4,000,320.00

Biovail Laboratories Incorporated Chelston Park, Building 2, Ground Floor, Collymore Rock, St. Michael, Barbados, West Indies	1,626,154	569,154	3,512,492.64

Special Situations Private Equity Fund, L.P. 153 East 53rd Street New York, NY 10022	601,851	210,648	$ 1,299,998.16

Special Situations Cayman Fund, L.P. 153 East 53rd Street New York, NY 10022	185,185	64,815	$ 399,999.60

Special Situations Fund III, L.P. 153 East 53rd Street New York, NY 10022	601,851	210,648	$ 1,299,998.16

Name and Address	Number of Shares of Common Stock	Number of Warrants	Aggregate Purchase Price

H&Q Healthcare Investors c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf, 4th Floor Boston, MA 02110-3328	833,333	291,667	$ 1,799,999.28

H&Q Life Sciences Investors c/o Hambrecht & Quist Capital Management LLC 30 Rowes Wharf, 4th Floor Boston, MA 02110-3328	555,555	194,445	$ 1,199,998.80

Easton Hunt Capital Partners, L.P. 641 Lexington Avenue, 21st Floor New York, NY 10022	231,481	81,019	$ 499,998.96

Quogue Capital, LLC 1285 Avenue of the Americas 35th Floor New York, NY 10019	295,000	103,250	$ 637,200.00

Donald G. Drapkin 35 East 62nd Street New York, NY 10021	162,037	56,713	$ 350,000.00
Total	9,259,259	3,240,745	$ 20,000,005.92

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